Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President - Finance
Dover, Delaware, October 25, 2012	(302) 857-3292

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE THIRD QUARTER OF 2012

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the third quarter ended September 30, 2012.

Results for this quarter are not comparable to the prior year’s quarter due to the timing of Dover’s fall NASCAR race weekend, the decision not to promote NASCAR sanctioned events at the Company’s Nashville facility after the 2011 season and the prior year charges that resulted from that decision.

The Company’s fall NASCAR race weekend in Dover was held entirely in the third quarter of 2012 while only the K&N Pro Series East event was held during the third quarter of 2011. The NASCAR Nationwide Series and Sprint Cup Series races were held during the fourth quarter of 2011. Also, the Company promoted a tandem NASCAR Nationwide Series and NASCAR Truck Series weekend in Nashville in July of 2011. These events were not held in 2012.

The Company promoted three major events over one weekend in the third quarter of 2012 compared to three major events over two weekends in the third quarter of 2011. Also, the Company hosted the inaugural Firefly Music Festival from July 20-22, 2012 on the Company’s parking grounds. The Company’s involvement included renting the land to the promoter, providing logistical assistance and handling certain concessions.

For the quarter ended September 30, 2012 revenues were $22,773,000 compared with $2,916,000 in the third quarter of 2011. The increase in revenues was primarily due to the timing of Dover’s fall NASCAR race weekend mentioned above and to a lesser extent, from concessions revenue and rental income from the Firefly Music Festival, offset by the fact that events are no longer promoted in Nashville.

Operating and marketing expenses were $12,075,000 in the third quarter of 2012 compared to $4,382,000 in the third quarter of 2011. The increase is primarily from the aforementioned changes.

General and administrative expenses of $1,723,000 in the third quarter of 2012 decreased from $2,200,000 for the same quarter last year. The decrease is due to the reduced operations at the Nashville facility and lower costs in Dover.

During the third quarter of 2011, we reviewed the carrying value of the Nashville facility for impairment and recorded a non-cash charge of $15,687,000 to reduce the carrying value of the Nashville facility to its fair value.

Depreciation and amortization expense of $824,000 in the third quarter of 2012 decreased from $992,000 in the third quarter of 2011 primarily due to the impairment of all depreciable assets of the Nashville facility during the third quarter of last year.

Net interest expense was $332,000 for the third quarter of 2012 compared to $381,000 in the third quarter of 2011. The decrease was due to lower average outstanding borrowings and lower rates in the third quarter of 2012 compared to 2011.

Provision for contingent obligation represents the estimated shortfall in future sales taxes and incremental property taxes used to satisfy certain bonds which were used for public infrastructure improvements near the Company’s Nashville facility. We estimated that the existing bond fund balance and future funding from taxes will be insufficient to satisfy the remaining obligation starting in 2021 as a result of the reduced operations at the Nashville facility. As such, we recorded an initial charge of $2,245,000 during the third quarter of 2011 reflecting the estimated shortfall that we would be responsible for.

Earnings from continuing operations before income tax expense were $7,746,000 for the third quarter of 2012 compared to a loss before income tax benefit of ($22,958,000) for the third quarter of 2011. The prior year’s results include the aforementioned non-cash impairment charge of $15,687,000 to write down the carrying value of the Nashville facility to its fair value and the provision for contingent obligation of $2,245,000. On an adjusted basis, loss from continuing operations before income tax benefit for the third quarter of 2011 was ($5,026,000). The improvement in 2012 is primarily due to the timing of Dover’s fall NASCAR race weekend discussed above.

Net earnings for the third quarter of 2012 were $4,532,000 or $.12 per diluted share compared to a net loss of ($14,581,000) or ($.40) per diluted share for the same period last year. On an adjusted basis, loss from continuing operations was ($3,049,000) or ($.08) per diluted share for the third quarter of 2011.

The Company announced yesterday that its Board of Directors declared an annual cash dividend on both classes of common stock of $.04 per share. The dividend will be payable on December 10, 2012 to shareholders of record at the close of business on November 10, 2012. Due to the seasonal nature of our business, we will evaluate dividends annually.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned motorsports events whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and own Nashville Superspeedway near Nashville, Tennessee. For further information, log on to www.dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Admissions	$5,105	$752	$10,428	$7,468
Event-related	5,708	1,321	9,789	5,899
Broadcasting	11,959	841	26,393	15,956
Other	1	2	8	104

	22,773	2,916	46,618	29,427

Expenses:
Operating and marketing	12,075	4,382	25,703	21,158
Impairment charge	—	15,687	—	15,687
General and administrative	1,723	2,200	5,458	6,497
Depreciation	824	992	2,491	3,745

	14,622	23,261	33,652	47,087

Operating earnings (loss)	8,151	(20,345)	12,966	(17,660)

Interest expense, net	(332)	(381)	(1,105)	(1,814)
Provision for contingent obligation	(21)	(2,245)	268	(2,245)
Other (expense) income	(52)	13	(48)	17
Loss on extinguishment of debt	—	—	—	(67)

Earnings (loss) from continuing operations before income tax (expense) benefit	7,746	(22,958)	12,081	(21,769)

Income tax (expense) benefit	(3,214)	8,379	(5,154)	7,593

Earnings (loss) from continuing operations	4,532	(14,579)	6,927	(14,176)

Loss from discontinued operation, net of income tax benefit	—	(2)	—	(70)

Net earnings (loss)	$4,532	$(14,581)	$6,927	$(14,246)

Net earnings (loss) per common share - basic:
Continuing operations	$0.12	$(0.40)	$0.19	$(0.39)
Discontinued operation	—	—	—	—

Net earnings (loss)	$0.12	$(0.40)	$0.19	$(0.39)

Net earnings (loss) per common share - diluted:
Continuing operations	$0.12	$(0.40)	$0.19	$(0.39)
Discontinued operation	—	—	—	—

Net earnings (loss)	$0.12	$(0.40)	$0.19	$(0.39)

Weighted average shares outstanding:
Basic	36,300	36,195	36,299	36,194
Diluted	36,300	36,195	36,299	36,194

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP EARNINGS (LOSS) TO ADJUSTED EARNINGS (LOSS)

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

GAAP earnings (loss) from continuing operations before income taxes	$7,746	$(22,958)	$12,081	$(21,769)

Non-cash impairment charge (1)	—	15,687	—	15,687

Provision for contingent obligation (1)	21	2,245	(268)	2,245

Adjusted earnings (loss) from continuing operations before income taxes	$7,767	$(5,026)	$11,813	$(3,837)

GAAP earnings (loss) from continuing operations	$4,532	$(14,579)	$6,927	$(14,176)

Non-cash impairment charge, net of income taxes (1)	—	10,197	—	10,197

Provision for contingent obligation, net of income taxes (1)	12	1,333	(159)	1,333

Adjusted earnings (loss) from continuing operations	$4,544	$(3,049)	$6,768	$(2,646)

GAAP earnings (loss) per common share from continuing operations - diluted	$0.12	$(0.40)	$0.19	$(0.39)

Non-cash impairment charge, net of income taxes (1)	—	0.28	—	0.28

Provision for contingent obligation, net of income taxes (1)	—	0.04	—	0.04

Adjusted earnings (loss) per common share from continuing operations - diluted	$0.12	$(0.08)	$0.19	$(0.07)

(1)

On August 3, 2011, we announced that our wholly-owned subsidiary Nashville Superspeedway notified NASCAR that it would not seek 2012 sanction agreements for its two Nationwide Series and two Camping World Truck Series events and therefore we no longer promote NASCAR events at this facility. We continue to use the track for NASCAR team testing and are currently evaluating all of our options for the facility. We incurred a non-cash impairment charge of $15,687,000 in the third quarter of 2011 as a result of this event. Additionally, we recorded a $2,245,000 provision for contingent obligation reflecting the estimated shortfall on the Wilson County bonds debt service not covered by the projected sales and incremental property taxes.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted earnings (loss) from continuing operations before income taxes, adjusted earnings (loss) from continuing operations and adjusted earnings (loss) per common share from continuing operations - diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned non-cash impairment charge and the provision for contingent obligation. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to earnings (loss) from continuing operations before income taxes, earnings (loss) from continuing operations or diluted earnings (loss) per share from continuing operations, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30, 2012	September 30, 2011	December 31, 2011

ASSETS
Current assets:
Cash	$775	$399	$15
Accounts receivable	9,413	782	689
Inventories	126	283	115
Prepaid expenses and other	1,040	5,787	1,255
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	—	11
Prepaid income taxes	—	600	—
Deferred income taxes	71	105	67

Total current assets	11,425	7,956	2,152

Property and equipment, net	93,715	97,193	96,380
Other assets	780	809	783
Deferred income taxes	460	316	496

Total assets	$106,380	$106,274	$99,811

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$87	$497	$116
Accrued liabilities	4,413	2,408	2,584
Payable to Dover Downs Gaming & Entertainment, Inc.	—	4	—
Income taxes payable	798	—	145
Deferred revenue	1,278	11,066	3,129

Total current liabilities	6,576	13,975	5,974

Revolving line of credit	24,620	34,980	29,160
Liability for pension benefits	2,573	1,359	2,713
Other liabilities	1,987	2,256	2,250
Deferred income taxes	18,465	12,762	14,765

Total liabilities	54,221	65,332	54,862

Stockholders’ equity:
Common stock	1,838	1,829	1,828
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	102,098	101,797	101,888
Accumulated deficit	(51,425)	(63,413)	(58,352)
Accumulated other comprehensive loss	(2,203)	(1,122)	(2,266)

Total stockholders’ equity	52,159	40,942	44,949

Total liabilities and stockholders’ equity	$106,380	$106,274	$99,811

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended September 30,
	2012	2011

Operating activities:
Net earnings (loss)	$6,927	$(14,246)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	2,491	3,745
Amortization of credit facility fees	170	319
Stock-based compensation	247	317
Deferred income taxes	3,689	(7,733)
Impairment charge	—	15,687
Provision for contingent obligation	(268)	2,245
Loss on extinguishment of debt	—	67
Loss on sale of land	52	—
Changes in assets and liabilities:
Accounts receivable	(8,724)	57
Inventories	(11)	(82)
Prepaid expenses and other	194	(4,344)
Accounts payable	(29)	351
Accrued liabilities	1,829	(546)
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	11	(14)
Income taxes payable/prepaid income taxes	654	(589)
Deferred revenue	(1,851)	7,422
Other liabilities	(75)	(266)

Net cash provided by operating activities	5,306	2,390

Investing activities:
Capital expenditures	(464)	(229)
Proceeds from the sale of property and equipment	585	1,875
Proceeds from the sale of available-for-sale securities	—	311
Purchase of available-for-sale securities	(100)	(314)

Net cash provided by investing activities	21	1,643

Financing activities:
Borrowings from revolving line of credit	15,820	56,340
Repayments on revolving line of credit	(20,360)	(59,560)
Repurchase of common stock	(27)	(52)
Credit facility fees	—	(431)

Net cash used in financing activities	(4,567)	(3,703)

Net increase in cash	760	330
Cash, beginning of period	15	69

Cash, end of period	$775	$399